CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 14, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of Brazos Insurance Funds - BRAZOS Small Cap Growth Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Additional Information - Independent Accountants and Legal Counsel" in the Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York  10036
August 18, 2000